Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We have issued our report dated April 30, 2015 with respect to the financial statements of Zhongtianxin Science and Technology Co., Ltd. as of and for the year ended December 31, 2014 included in the Annual Report on Form 20-F for the year ended December 31, 2014 of Vimicro International Corporation, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON

Beijing, People’s Republic of China

April 30, 2015